Exhibit 99.1

FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Reports Fourth Quarter and Full Year 2024 Results; Achieves 2024 Financial Guidance

–      Announced positive data from open-label extension study demonstrating an increased number of patients on apraglutide achieving enteral autonomy over time –

–      Initiated rolling NDA submission; on track to be completed in Q3 2025 –

–      LINZESS® (Iinaclotide) EUTRx prescription demand growth of 11% for full-year 2024 year-over-year –

– 2024 Ironwood revenue of $351 million, GAAP net income of $2 million and adjusted EBITDA of $101 million –

BOSTON, Mass., February 27, 2025 — Ironwood Pharmaceuticals, Inc. (Nasdaq: IRWD), a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases, today reported its fourth quarter and full year 2024 results and recent business performance.

“We believe that 2025 marks the beginning of a transformation for Ironwood that will lay the foundation for growth, long-term value creation, and the delivery of new medicines to rare disease and GI patients in need. We have taken strategic actions to position our organization for success, including streamlining our business operations and advancing the clinical development of apraglutide, while maintaining disciplined financial stewardship to drive cash flows, pay down our debt, and further strengthen our balance sheet,” said Tom McCourt, chief executive officer of Ironwood.

"We have initiated the rolling NDA submission for apraglutide, and we are working with urgency to complete the submission and prepare for potential launch. Our confidence in apraglutide continues to grow, especially in light of the data we shared in January from the open-label extension study. These results show a continued increase in clinical benefit over time, with 27 total apraglutide-dosed patients achieving enteral autonomy. Given these compelling new long-term data, we plan to include additional extension study data in our NDA to deliver a more robust, clinically differentiated, and comprehensive submission package. If approved, apraglutide would be the first and only once-weekly GLP-2 therapy, reinforcing its potential to become a blockbuster drug and significantly expand treatment options for SBS patients.”

Fourth Quarter and Full Year 2024 Financial Highlights1

(in thousands, except for per share amounts)

	Q4 2024	Q4 2023	FY 2024	FY 2023
Total revenue	$90,545	$117,553	$351,410	$442,735
Total costs and expenses[2]	57,328	79,964	256,560	1,388,165
GAAP net income (loss)[2]	3,189	(1,745)	1,813	(1,031,559)
GAAP net income (loss)[2] attributable to Ironwood Pharmaceuticals, Inc.	3,189	(1,087)	1,813	(1,002,239)
GAAP net income (loss) – per share basic	0.02	(0.01)	0.01	(6.45)
GAAP net income (loss) – per share diluted	0.02	(0.01)	0.01	(6.45)
Adjusted EBITDA [2]	33,775	39,895	100,600	(884,820)
Non-GAAP net income (loss) [2]	3,469	39	5,913	(973,788)
Non-GAAP net income (loss) per share – basic	0.02	(0.00)	0.04	(6.27)
Non-GAAP net income (loss) per share – diluted	0.02	(0.00)	0.04	(6.27)

1 Refer to the Reconciliation of GAAP Results to Non-GAAP Financial Measures table and to the Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA table at the end of this press release. Refer to Non-GAAP Financial Measures for additional information.

2 Figures presented for the twelve months ended December 31, 2023 include a one-time charge of approximately $1.1 billion related to acquired in-process research and development from the acquisition of VectivBio in the second quarter of 2023.

Fourth Quarter and Full Year 2024 Corporate Highlights

Apraglutide in SBS Advancing Through Regulatory Submission and Review

•	Ironwood is advancing apraglutide, a next-generation, synthetic glucagon-like peptide-2 (“GLP-2”) analog for short bowel syndrome (“SBS”) patients dependent on parenteral support (“PS”), a severe chronic malabsorptive condition. Ironwood believes apraglutide has the potential to improve the standard of care for adult patients with SBS who are dependent on PS as the first and only GLP-2 with once-weekly administration, if approved.

–	Data from the apraglutide open label extension study, STARS Extend, demonstrated that more patients weaned off PS with longer exposure to apraglutide, with 27 total apraglutide-dosed patients achieving enteral autonomy.

–	Ironwood has initiated the rolling new drug application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) for apraglutide for the treatment of adult patients with SBS who are dependent on PS, with submission completion expected in Q3 2025.

Continued Strong Demand Growth for U.S. LINZESS

•	Prescription Demand: Total LINZESS prescription demand in the fourth quarter of 2024 was 56 million LINZESS capsules, a 12% increase compared to the fourth quarter of 2023, per IQVIA. Total prescription demand was 212 million LINZESS capsules for the full year 2024, a 11% increase compared to the full year 2023, per IQVIA.

•	U.S. Brand Collaboration: LINZESS U.S. net sales are provided to Ironwood by its U.S. partner, AbbVie Inc. (“AbbVie”). LINZESS U.S. net sales were $223.0 million in the fourth quarter of 2024, a 19% decrease compared to $274.4 million in the fourth quarter of 2023, and $916.3 million for the full year 2024, a 15% decrease compared to $1,073.2 million for the full year 2023. Ironwood and AbbVie share equally in U.S. brand collaboration profits.

–	LINZESS commercial margin was 64% in the fourth quarter of 2024, compared to 77% in the fourth quarter of 2023. LINZESS commercial margin was 66% for the full year in 2024 and 73% for the full year in 2023. See the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

–	Net profit for the LINZESS U.S. brand collaboration, net of commercial and research and development (“R&D”) expenses, was $135.2 million in the fourth quarter of 2024, a 33% decrease compared to $202.5 million in the fourth quarter of 2023. Net profit for LINZESS U.S. brand collaboration, net of commercial and R&D expenses, was $570.9 million for the full year 2024, a 24% decrease compared to $749.9 million for the full year 2023. See the U.S. LINZESS Full Brand Collaboration table at the end of this press release.

•	Collaboration Revenue to Ironwood: Ironwood recorded $88.4 million in collaboration revenue in the fourth quarter of 2024 related to sales of LINZESS in the U.S., a 22% decrease compared to $114.0 million for the fourth quarter of 2023. Fourth quarter of 2024 collaboration revenue to Ironwood includes a $7.2 million positive adjustment to reflect Ironwood’s estimate of LINZESS gross-to-net reserves as of December 31, 2024. Ironwood recorded $340.4 million in collaboration revenue for the full year 2024 related to the sales of LINZESS in the U.S., a 21% decrease compared to $430.5 million in 2023. See the U.S. LINZESS Commercial Collaboration table at the end of the press release.

Streamlined Organization Positioned for Long-Term Success

•	In January 2025, Greg Martini was promoted to Senior Vice President, Chief Financial Officer, and Tammi Gaskins was promoted to Senior Vice President, Chief Commercial Officer.

•	In January 2025, Ironwood announced a streamlined strategic focus on advancing and realizing the potential of apraglutide in SBS to position the company for long-term growth. This reorganization included a reduction of Ironwood’s workforce by approximately 50%, primarily driven by the elimination of the Ironwood field force. Ironwood expects to incur restructuring charges of approximately $20 to $25 million, which are anticipated to be incurred primarily in the first half of 2025. As a result of the strategic reorganization, Ironwood expects to realize approximately $55 to $60 million of annual operating expense savings, resulting in $40 to $45 million benefit to annual profits, net of impact to collaborative arrangements revenue.

Fourth Quarter and Full Year 2024 Financial Results

•	Total Revenue. Total revenue in the fourth quarter of 2024 was $90.5 million, compared to $117.6 million in the fourth quarter of 2023. Total revenue for the full year 2024 was $351.4 million, compared to $442.7 million for the full year 2023.

–	Total revenue in the fourth quarter of 2024 consisted of $88.4 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $2.1 million in royalties and other revenue. Total revenue in the fourth quarter of 2023 consisted of $114.0 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $3.6 million in royalties and other revenue.

–	Total revenue for the full year 2024 consisted of $340.4 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $11.0 million in royalties and other revenue. Total revenue for the full year 2023 consisted of $430.5 million associated with Ironwood’s share of the net profits from the sales of LINZESS in the U.S. and $12.2 million in royalites and other revenue.

•	Total Costs and Expenses. Total costs and expenses in the fourth quarter of 2024 were $57.3 million, compared to $80.0 million in the fourth quarter of 2023. Total costs and expenses for the full year 2024 we $256.6 million, compared to $1,388.2 million for the full year 2023.

–	Total costs and expenses in the fourth quarter of 2024 consisted of $33.3 million in selling, general and administrative (“SG&A”) expenses, $23.9 million in R&D expenses and $0.1 million in restructuring expenses. Total costs and expenses in the fourth quarter of 2023 consisted of $38.7 million in SG&A expenses, $35.7 million in R&D expenses, $5.0 million in acquired in-process research and development, as well as $0.6 million in restructuring expenses.

–	Total costs and expenses for the full year 2024 consisted primarily of $144.0 million in SG&A expenses, $110.0 million in R&D expenses and $2.6 million in restructuring expenses. Total costs and expenses for the full year 2023 consisted primarily of $1.1 billion in acquired in-process research and development relating to the acquisition of VectivBio, $158.3 million in SG&A expenses, $116.1 million in R&D expenses and $18.3 million in restructuring expenses.

•	Interest Expense. Interest expense was $8.9 million in the fourth quarter of 2024 and $33.0 million for the full year 2024, in connection with Ironwood’s convertible senior notes and revolving credit facility. Interest expense was $8.4 million in the fourth quarter of 2023 and $21.6 million for the full year 2023, in connection with Ironwood’s convertible senior notes and revolving credit facility.

•	Interest and Investment Income. Interest and investment income was $0.8 million in the fourth quarter of 2024 and $4.5 million for the full year 2024. Interest and investment income was $1.2 million in the fourth quarter of 2023 and $19.0 million for the full year 2023.

•	Income Tax Expense. Ironwood recorded $21.9 million of income tax expense in the fourth quarter of 2024 and $64.5 million of income tax expense for the full year of 2024, the majority of which was non-cash, as Ironwood continues to utilize net operating losses to offset taxable income for federal purposes and in many states. Ironwood recorded $32.1 million of income tax expense in the fourth quarter of 2023 and $83.5 million of income tax expense for the full year of 2023, the majority of which was non-cash, as Ironwood continued to utilize net operating losses to offset taxable income for federal purposes and in many states.

•	GAAP Net Income (Loss) Attributable to Ironwood. GAAP net income attributable to Ironwood was $3.2 million, or $0.02 per share (basic and diluted) in the fourth quarter of 2024, compared to GAAP net loss of $1.1 million, or ($0.01) per share (basic and diluted) in the fourth quarter of 2023. GAAP net income for the full year 2024 was $1.8 million, or $0.01 per share (basic and diluted), compared to GAAP net loss of $1 billion, or ($6.45) per share (basic and diluted), for the full year 2023.

•	Non-GAAP Net Income. Non-GAAP net income was $3.5 million, or $0.02 per share (basic and diluted), in the fourth quarter of 2024, compared to non-GAAP net income of an insignificant amount, or ($0.00) per share (basic and diluted) in the fourth quarter of 2023. Non-GAAP net income for the full year 2024 was $5.9 million, or $0.04 per share (basic and diluted), compared to non-GAAP net loss of $973.8 million, or ($6.27) per share (basic and diluted), for the full year 2023.

–	Non-GAAP net income (loss) excludes the impact of mark-to-market adjustments on the derivatives related to Ironwood’s 2022 Convertible Notes, amortization of acquired intangible assets, restructuring expenses and acquisition-related costs, all net of tax effect. See Non-GAAP Financial Measures below.

•	Adjusted EBITDA. Adjusted EBITDA was $33.8 million in the fourth quarter of 2024, compared to $39.9 million in the fourth quarter of 2023. For the full year 2024, adjusted EBITDA was $100.6 million, compared to ($884.8) million for the full year 2023.

–	Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs, from GAAP net loss. See Non-GAAP Financial Measures below.

–	Note: Beginning in the first quarter of 2025, adjusted EBITDA will be calculated by also subtracting stock-based compensation expense.

•	Cash Flow Highlights. Ironwood ended 2024 with $88.6 million of cash and cash equivalents, compared to $92.2 million of cash and cash equivalents at the end of 2023.

–	In the fourth quarter of 2024, Ironwood repaid $15.0 million of the outstanding principal balance on its revolving credit facility. The outstanding principal balance on the revolving credit facility was $385.0 million as of December 31, 2024.

–	Ironwood generated $15.2 million in cash from operations in the fourth quarter of 2024, compared to $35.8 million in cash from operations in the fourth quarter of 2023. Ironwood generated $103.5 million in cash from operations for the full year 2024, compared to $183.4 million for the full year 2023.

•	Ironwood 2025 Financial Guidance. Ironwood continues to expect:

2025 Guidance (February 2025)
U.S. LINZESS Net Sales	$800 - $850 million High single digit prescription demand growth, more than offset by expected price erosion due to Medicare Part D redesign
Total Revenue[1]	$260 - $290 million
Adjusted EBITDA[2]	>$85 million

1 Ironwood’s U.S. collaborative arrangements revenue includes reimbursement from AbbVie for a portion of Ironwood’s commercial expenses related to sales of LINZESS in the U.S. The FY2025 total revenue guidance accounts for the impact of the reduction to Ironwood’s commercial expenses and corresponding reimbursement from AbbVie due to Ironwood’s strategic reorganization.

2 Adjusted EBITDA is calculated by subtracting restructuring expenses, net interest expense, income taxes, depreciation and amortization and stock-based compensation, from GAAP net income. The exclusion of stock-based compensation from Adjusted EBITDA represents an update to our definition of Adjusted EBITDA, effective in the first quarter of 2025. For purposes of this guidance, we have assumed that Ironwood will not incur material expenses related to business development activities in 2025. Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period. Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies.

Non-GAAP Financial Measures

Ironwood presents non-GAAP net income (loss) and non-GAAP net income (loss) per share to exclude the impact, net of tax effects, of net gains and losses on derivatives related to Ironwood’s 2022 Convertible Notes that are required to be marked-to-market, amortization of acquired intangible assets, restructuring expenses, and acquisition-related costs. Non-GAAP adjustments are further detailed below:

•	The gains and losses on the derivatives related to Ironwood’s 2022 Convertible Notes were highly variable, difficult to predict, and of a size that could have a substantial impact on the company’s reported results of operations in any given period.

•	Amortization of acquired intangible assets are non-cash expenses arising in connection with the acquisition of VectivBio and are considered to be non-recurring.

•	Restructuring expenses are considered to be a non-recurring event as they are associated with distinct operational decisions. Restructuring expenses include costs associated with exit and disposal activities.

•	Acquisition-related costs in connection with the acquisition of VectivBio are considered to be non-recurring and include direct and incremental costs associated with the acquisition and integration of VectivBio to the extent such costs were not classified as capitalizable transaction costs attributed to the cost of net assets acquired through acquisition accounting.

Ironwood also presents adjusted EBITDA, a non-GAAP measure, as well as guidance on adjusted EBITDA. Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2022 Convertible Notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization, and acquisition-related costs from GAAP net income. Beginning in the first quarter of 2025, adjusted EBITDA will be calculated by also subtracting stock-based compensation expense. The adjustments are made on a similar basis as described above related to non-GAAP net income (loss), as applicable.

Management believes this non-GAAP information is useful for investors, taken in conjunction with Ironwood’s GAAP financial statements, because it provides greater transparency and period-over-period comparability with respect to Ironwood’s operating performance. These measures are also used by management to assess the performance of the business. Investors should consider these non-GAAP measures only as a supplement to, not as a substitute for or as superior to, measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income and GAAP net income per share, respectively, and for a reconciliation of adjusted EBITDA to GAAP net income, please refer to the tables at the end of this press release.

Ironwood does not provide guidance on GAAP net income or a reconciliation of expected adjusted EBITDA to expected GAAP net income because, without unreasonable efforts, it is unable to predict with reasonable certainty the non-GAAP adjustments used to calculate adjusted EBITDA. These adjustments are uncertain, depend on various factors and could have a material impact on GAAP net income for the guidance period.

Conference Call Information

Ironwood will host a conference call and webcast at 8:30 a.m. Eastern Time on Thursday, February 27, 2025 to discuss its fourth quarter and full year 2024 results and recent business activities. Individuals interested in participating in the call should dial (888) 596-4144 (U.S. and Canada) or (646) 968-2525 (international) using conference ID number and event passcode 2530602. To access the webcast, please visit the Investors section of Ironwood’s website at www.ironwoodpharma.com. The call will be available for replay via telephone starting Thursday, February 27, 2025, at approximately 11:30 a.m. Eastern Time, running through 11:59 p.m. Eastern Time on Thursday, March 13, 2025. To listen to the replay, dial (800) 770-2030 (U.S. and Canada) or (609) 800-9909 (international) using conference ID number 2530602. The archived webcast will be available on Ironwood’s website for 1 year beginning approximately one hour after the call has completed.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (Nasdaq: IRWD) is a biotechnology company developing and commercializing life-changing therapies for people living with gastrointestinal (GI) and rare diseases. Ironwood is advancing apraglutide, a next-generation, long-acting synthetic GLP-2 analog being developed for short bowel syndrome patients who are dependent on parenteral support. In addition, Ironwood has been a pioneer in the development of LINZESS® (linaclotide), the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC). LINZESS is also approved for the treatment of functional constipation in pediatric patients ages 6-17 years old. Building upon our history of innovation, we keep patients at the heart of our R&D and commercialization efforts to reduce the burden of diseases and address significant unmet needs.

Founded in 1998, Ironwood Pharmaceuticals is headquartered in Boston, Massachusetts, with a site in Basel, Switzerland.

We routinely post information that may be important to investors on our website at www.ironwoodpharma.com. In addition, follow us on X and on LinkedIn.

About LINZESS (Linaclotide)

LINZESS® is the #1 prescribed brand in the U.S. for the treatment of adult patients with irritable bowel syndrome with constipation (“IBS-C”) or chronic idiopathic constipation (“CIC”), based on IQVIA data. LINZESS is a once-daily capsule that helps relieve the abdominal pain, constipation, and overall abdominal symptoms of bloating, discomfort and pain associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. LINZESS relieves constipation in children and adolescents aged 6 to 17 years with functional constipation. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72 mcg dose approved for use in CIC depending on individual patient presentation or tolerability. In children with functional constipation aged 6 to 17 years, the recommended dose is 72 mcg.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called GC-C agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and AbbVie co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, AbbVie markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood's partner, Astellas, markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C or CIC. Ironwood also has partnered with AstraZeneca for development and commercialization of LINZESS in China, and with AbbVie for development and commercialization of linaclotide in all other territories worldwide.

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS® (linaclotide) is indicated for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC) in adults and functional constipation (FC) in children and adolescents 6 to 17 years of age. It is not known if LINZESS is safe and effective in children with FC less than 6 years of age or in children with IBS-C less than 18 years of age.

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS LESS THAN 2 YEARS OF AGE

LINZESS is contraindicated in patients less than 2 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration.

Contraindications

•	LINZESS is contraindicated in patients less than 2 years of age due to the risk of serious dehydration.

•	LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

•	LINZESS is contraindicated in patients less than 2 years of age. In neonatal mice, linaclotide increased fluid secretion as a consequence of age-dependent elevated guanylate cyclase (GC-C) agonism, which was associated with increased mortality within the first 24 hours due to dehydration. There was no age dependent trend in GC-C intestinal expression in a clinical study of children 2 to less than 18 years of age; however, there are insufficient data available on GC-C intestinal expression in children less than 2 years of age to assess the risk of developing diarrhea and its potentially serious consequences in these patients.

Diarrhea

•	In adults, diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients and in <1% of 72 mcg LINZESS-treated CIC patients.

•	In children and adolescents 6 to 17 years of age, diarrhea was the most common adverse reaction in 72 mcg LINZESS-treated patients in the FC double-blind placebo-controlled trial. Severe diarrhea was reported in <1% of 72 mcg LINZESS treated patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence ≥2% and greater than placebo)

•	In IBS-C or CIC adult patients: diarrhea, abdominal pain, flatulence, and abdominal distension.

•	In FC pediatric patients: diarrhea.

Please see full Prescribing Information including Boxed Warning:

https://www.rxabbvie.com/pdf/linzess_pi.pdf

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; Ironwood’s strategy, business, financial position and operations; our financial performance and results, and guidance and expectations related thereto; LINZESS prescription demand growth, LINZESS U.S. net sales growth, total revenue and adjusted EBITDA in 2025; our belief that 2025 will mark the beginning of a transformation for Ironwood to lay the foundation for growth, long-term value creation, and the delivery of new medicines to GI and rare disease patients in need; our plan to include the open-label extension study data in our rolling apraglutide NDA submission and the expected timing to complete such submission; apraglutide’s potential to become a blockbuster drug and significantly expand treatment options for SBS patients; and our belief that apraglutide has the potential to improve the standard of care for adult patients with SBS who are dependent on PS as the first and only GLP-2 with once-weekly administration, if approved. These forward-looking statements speak only as of the date of this press release, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, apraglutide, IW-3300, and our other product candidates; the risk of uncertainty relating to pricing and reimbursement policies in the U.S., which, if not favorable for our products, could hinder or prevent our products’ commercial success; the risk that healthcare reform and other governmental and private payor initiatives may have an adverse effect upon or prevent our products’ or product candidates’ commercial success; the risk that apraglutide will not be approved by the FDA or other regulatory agencies; the risk that clinical programs and studies, including for linaclotide pediatric programs, apraglutide and IW-3300, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our ongoing and completed nonclinical studies and clinical trials may not be replicated in later trials or further data analyses and earlier-stage clinical trials may not be predictive of the results we may obtain in later-stage clinical trials or of the likelihood of regulatory approval; the risk of competition or that new products may emerge that provide different or better alternatives for treatment of the conditions that our products are approved to treat; the risk that we are unable to execute on our strategy to in-license externally developed products or product candidates; the risk that we are unable to successfully partner with other companies to develop and commercialize products or product candidates; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the commercial and therapeutic opportunities for LINZESS, apraglutide or our other product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide, apraglutide and other product candidates, that patents for linaclotide, apraglutide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that the development of any of our linaclotide pediatric programs, apraglutide and/or IW-3300 is not successful or that any of our product candidates does not receive regulatory approval or is not successfully commercialized; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that our indebtedness could adversely affect our financial condition or restrict our future operations; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2023, and in our subsequent Securities and Exchange Commission filings.

Company contact:
Greg Martini

Chief Financial Officer
gmartini@ironwoodpharma.com

Investors:
Precision AQ (formerly Stern Investor Relations)
Stephanie Ascher
Stephanie.Ascher@precisionaq.com

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$88,559	$92,154
Accounts receivable, net	81,886	129,122
Prepaid expenses and other current assets	11,973	12,012
Total current assets	182,418	233,288
Property and equipment, net	4,495	5,585
Operating lease right-of-use assets	11,028	12,586
Intangible assets, net	2,860	3,682
Deferred tax assets	144,576	212,324
Other assets	5,923	3,608
Total assets	$351,300	$471,073
Liabilities and stockholders’ equity
Accounts payable	$2,127	$7,830
Accrued research and development costs	6,924	21,331
Accrued expenses and other current liabilities	26,907	44,254
Current portion of operating lease liabilities	3,189	3,126
Current portion on convertible senior notes	-	199,560
Total current liabilities	39,147	276,101
Operating lease liabilities, net of current portion	12,304	14,543
Convertible senior notes, net of current portion	198,988	198,309
Revolving credit facility	385,000	300,000
Other liabilities	17,106	28,415
Total stockholders’ deficit	(301,245)	(346,295)
Total liabilities and stockholders’ deficit	$351,300	$471,073

Condensed Consolidated Statements of Income (Loss)

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Total revenues	$90,545	$117,553	$351,410	$442,735
Collaborative arrangements revenue	90,545	117,553	351,410	442,735
Costs and expenses:
Research and development	23,925	35,676	109,955	116,085
Selling, general and administrative	33,330	38,667	144,012	158,314
Restructuring	73	621	2,593	18,317
Acquired in-process research and development	-	5,000	-	1,095,449
Total costs and expenses[1]	57,328	79,964	256,560	1,388,165
Income (loss) from operations	33,217	37,589	94,850	(945,430)
Other income (expense):
Interest expense and other financing costs	(8,915)	(8,423)	(33,035)	(21,629)
Interest and investment income	778	1,194	4,468	18,971
Gain on derivatives	-	-	-	19
Other income (expense), net	(8,137)	(7,229)	(28,567)	(2,639)
Income (loss) before income taxes	25,080	30,360	66,283	(948,069)
Income tax expense	(21,891)	(32,105)	(64,470)	(83,490)
GAAP net income (loss)[1]	3,189	(1,745)	1,813	(1,031,559)
Less: GAAP net loss attributable to noncontrolling interests	-	(658)	-	(29,320)
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc.	$3,189	$(1,087)	$1,813	$(1,002,239)

GAAP net income (loss) per share—basic	$0.02	$(0.01)	$0.01	$(6.45)

GAAP net income (loss) per share—diluted	$0.02	$(0.01)	$0.01	$(6.45)

1 Figures presented for the twelve months ended December 31, 2023 include a one-time charge of approximately $1.1 billion related to acquired IPR&D from the acquisition of VectivBio in the second quarter of 2023.

Reconciliation of GAAP Results to Non-GAAP Financial Measures

(In thousands, except per share amounts) (unaudited)

A reconciliation between net income (loss) on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
GAAP net income (loss)[1]	$3,189	$(1,745)	$1,813	$(1,031,559)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	-	-	-	(19)
Amortization of acquired intangible assets	207	207	822	418
Restructuring expenses	73	621	2,593	18,317
Acquisition-related costs	-	1,173	1,146	40,718
Tax effect of adjustments	-	(217)	(461)	(1,663)
Non-GAAP net income (loss)[1]	$3,469	$39	$5,913	$(973,788)

A reconciliation between basic net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share – basic	$0.02	$(0.01)	$0.01	$(6.45)
Plus: Net income (loss) per share attributable to noncontrolling interests – basic	-	(0.00)	-	(0.19)
Adjustments to GAAP net income per share (as detailed above)	-	0.01	0.03	0.37
Non-GAAP net income (loss) per share – basic	$0.02	$(0.00)	$0.04	$(6.27)

Weighted average number of common shares used to calculate net income (loss) per share — basic	159,895	156,014	159,083	155,435

A reconciliation between diluted net income (loss) per share on a GAAP basis and on a non-GAAP basis is as follows:

1 Figures presented for the twelve months ended December 31, 2023 include a one-time charge of approximately $1.1 billion related to acquired IPR&D from the acquisition of VectivBio in the second quarter of 2023.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
GAAP net income (loss) attributable to Ironwood Pharmaceuticals, Inc. per share – diluted	$0.02	$(0.01)	$0.01	$(6.45)
Plus: Net income (loss) per share attributable to noncontrolling interests – diluted	-	(0.00)	-	(0.19)
Adjustments to GAAP net income per share (as detailed above)	-	0.01	0.03	0.37
Non-GAAP net income (loss) per share – diluted	$0.02	$(0.00)	$0.04	$(6.27)

Weighted average number of common shares used to calculate net income (loss) per share — diluted	160,419	156,014	160,084	155, 435

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(In thousands)

(unaudited)

A reconciliation of GAAP net income (loss) to adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
GAAP net income (loss)[1]	$3,189	$(1,745)	$1,813	$(1,031,559)
Adjustments:
Mark-to-market adjustments on the derivatives related to convertible notes, net	-	-	-	(19)
Restructuring expenses	73	621	2,593	18,317
Interest expense	8,915	8,423	33,035	21,629
Interest and investment income	(778)	(1,194)	(4,468)	(18,971)
Income tax expense	21,891	32,105	64,470	83,490
Depreciation and amortization	485	512	2,011	1,575
Acquisition-related costs	-	1,173	1,146	40,718
Adjusted EBITDA[1]	$33,775	$39,895	$100,600	$(884,820)

1 Figures presented for the twelve months ended December 31, 2023 include a one-time charge of approximately $1.1 billion related to acquired IPR&D from the acquisition of VectivBio in the second quarter of 2023.

U.S. LINZESS Commercial Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
LINZESS U.S. net sales as reported by AbbVie[2]	$222,961	$274,356	$916,281	$1,073,210
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	80,527	62,903	313,338	286,045
Commercial profit on sales of LINZESS	$142,434	$211,453	$602,943	$787,165
Commercial Margin[4]	64%	77%	66%	73%

Ironwood’s share of net profit	71,217	105,727	301,472	393,583
Reimbursement for Ironwood’s commercial expenses	9,961	8,260	38,922	36,875
Adjustment for Ironwood’s estimate of LINZESS gross-to-net reserves	7,200	-	-	-
Ironwood’s U.S. collaborative arrangements revenue[5]	$88,378	$113,987	$340,394	$430,458

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of Ironwood’s share of net profit (loss) generated from the sales of LINZESS in the U.S. and Ironwood’s collaboration revenue/expense; however, the table does not present the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement. Please refer to the table at the end of this press release for net profit for the U.S. LINZESS brand collaboration with AbbVie.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Commercial margin is defined as commercial profit on sales of LINZESS as a percent of total LINZESS U.S. net sales.

5 Figures presented for the three months ended December 31, 2024 include a $7.2 million increase to collaborative arrangement revenues, as a result of an adjustment recorded for Ironwood’s estimate of LINZESS gross-to-net reserves as of December 31, 2024.

US LINZESS Full Brand Collaboration1

Revenue/Expense Calculation

(In thousands)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
LINZESS U.S. net sales as reported by AbbVie[2]	$222,961	$274,356	$916,281	$1,073,210
AbbVie & Ironwood commercial costs, expenses and other discounts[3]	80,527	62,903	313,338	286,045
AbbVie & Ironwood R&D Expenses[4]	7,242	8,980	32,065	37,250
Total net profit on sales of LINZESS	$135,192	$202,473	$570,878	$749,915

1 Ironwood collaborates with AbbVie on the development and commercialization of linaclotide in North America. Under the terms of the collaboration agreement, Ironwood receives 50% of the net profits and bears 50% of the net losses from the commercial sale of LINZESS in the U.S. The purpose of this table is to present calculations of the total net profit (loss) generated from the sales of LINZESS in the U.S., including the commercial costs and expenses and the research and development expenses related to LINZESS in the U.S. that are shared equally between the parties under the collaboration agreement.

2 LINZESS net sales are recognized using AbbVie’s revenue recognition accounting policies and reporting conventions. As a result, certain rebates and discounts are classified as LINZESS U.S. commercial costs, expenses and other discounts within Ironwood’s calculation of collaborative arrangements revenue.

3 Includes certain discounts recognized and cost of goods sold incurred by AbbVie; also includes commercial costs incurred by AbbVie and Ironwood that are attributable to the cost-sharing arrangement between the parties.

4 Expenses related to LINZESS in the U.S. are shared equally between Ironwood and AbbVie under the collaboration agreement.